[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
Alliance Variable Product Series Fund, Inc.
Technology Portfolio

10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1998 THROUGH AUGUST 31, 1998
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group From                   08/31/98
Software Net              06/17/98 1,600    0.00%    $9.00    47,800     5,000   0.96%    CJ Lawrence            0
Broadcast.com             07/16/98 500      0.00%    $18.00   27,300     2,500   1.09%    Jefferies & Co         0
Cyberian Outpost          07/31/98 1,000    0.00%    $18.00   33,300     4,000   0.83%    BT Alex Brown          0
Geocities                 08/10/98 900      0.00%    $17.00   45,000     4,750   0.95%    Goldman Sachs          0
Entrust Technologies      08/17/98 600      0.00%    $16.00   29,100     7,770   0.37%    Goldman Sachs          0

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1998 THROUGH NOVEMBER 30, 1998
                                                                         Total
                          Date     Shares   % of FundPrice perPurchased bOffered Purchased                       Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group Broker(s)              11/30/98
EBAY Inc.                 09/23/98 1,000    0.00%    $18.00   50,700     3,500   1.45%    Goldman Sachs          0
The Globe Com Inc.        11/12/98 600      0.00%    $9.00    16,800     3,100   0.54%    Bear Stearns Sec       0

10f-3 TRANSACTIONS FOR THE PERIOD DECEMBER 1, 1998 THROUGH DECEMBER 31, 1998
                                                                         Total
                          Date     Shares   % of FundPrice perPurchased bOffered Purchased                       Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group Broker(s)              12/31/98
Ticketmaster Online       12/02/98 2,500    0.00%    $14.00   121,700    7,000   1.74%    Nationsbanc            0
Xoom, Inc.                12/08/98 1,100    0.00%    $14.00   49,700     4,000   1.24%    Bear, Sterns Sec.      0
Exchange Applications Inc.12/09/98 1,200    0.00%    $11.00   35,200     3,000   1.17%    BT Alex Brown          0
DoubleClick Inc.          12/10/98 11,000   0.00%    $34.44   373,000    2,500   14.92%   Goldman Sachs          15,400
Internet America, Inc.    12/10/98 700      0.00%    $13.00   19,200     2,300   0.83%    Hoak Securities        0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.